GLOBAL GOLD CORPORATION
                        PRO FORMA CONDENSED BALANCE SHEET


The following pro forma balance sheet presents the pro forma financial position of the Company as of July 31, 2005, assuming that the acquisition of the assets and business of Mego Gold Corporation had been consummated as of July 31, 2005.

A pro forma statement of operations for the period ended July 31, 2005, is omitted as Mego Gold Corporation has been inactive since January 1, 2004.

The pro forma balance sheet should be read in conjuction with the Company's financial statements and those of Mego Gold Corporation included elsewhere herein. The pro forma balance sheet is not necessarily indicative of the results of future operations.




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                     GLOBAL GOLD CORPORATION
                     PRO FORMA BALANCE SHEET
                           (Unaudited)
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                                                                                Pro Forma Adjustments
                                      Global Gold Corp. Mego Gold Corp  (*)      DR              CR          ProForma
                                      ----------------- --------------       -----------     -----------  --------------
                                         June 30, 2005   July 31, 2005
                             ASSETS
CURRENT ASSETS:
Cash .................................$        572,666  $           -   (a)   3,000,000   (b)  1,500,000  $   2,072,666
Receivables...........................               -         19,539                                            19,539
Inventories...........................               -          8,450                                             8,450
                                      ----------------- --------------                                    --------------
    TOTAL CURRENT ASSETS..............         572,666         27,989                                         2,100,655

PROPERTY, PLANT AND EQUIPMENT ........               -        556,684                                           556,684
OTHER ASSETS .........................               -        200,123                                           200,123
MINE ACQUISITION COSTS ...............         449,804              -   (b)   2,441,413                       2,891,217
                                      ----------------- --------------                                    --------------
                                      $      1,022,470  $     784,796                                     $   5,748,679
                                      ================= ==============                                    ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses.          46,579  $          63                                     $      46,642
NOTE PAYABLE DUE AUGUST 2007..........               -              -                     (b)   1,726,146     1,726,146
                                      ----------------- --------------                                    --------------
    TOTAL LIABILITIES                           46,579             63                                         1,772,788

STOCKHOLDERS' EQUITY
  Common stock .......................          13,461        362,328   (b)     362,328   (a)       4,000        17,461
  Additional paid-in-capital .........       8,190,154        421,958   (b)     421,958   (a)   2,996,000    11,186,154
  Unearned compensation ..............        (501,320)             -                                          (501,320)
  Accumulated deficit.................      (2,907,648)             -                                        (2,907,648)
  Deficit accumulated during the
  development stage ..................      (3,818,756)           447   (b)         447                      (3,818,756)
                                      ----------------- --------------                                    --------------
    TOTAL STOCKHOLDERS' EQUITY                 975,891        784,733                                         3,975,891
                                      ----------------- --------------                                    --------------
                                      $      1,022,470  $     784,796                                     $   5,748,679
                                      ================= ==============                                    ==============



(*) - Converted to US Dollars at the rate of 447.71 Armenian Drams per 1 US Dollar

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                      PRO FORMA ADJUSTMENTS
                           (Unaudited)

The pro forma adjustments reflect the following transactions:


                                                             DR           CR
                                                         ----------- -----------
 (a)  Cash                                                3,000,000
              Common Stock                                                4,000
              Additional Paid-In Capital                              2,996,000

      To record the Company issuance of 4,000,000 common shares in a Private Placement for gross proceeds of $3,000,000


 (b)  Mine acquisition costs                              2,441,413
      Common Stock                                          362,328
      Additional Paid-In Capital                            421,958
      Deficit accumulated during the development stage          447
              Cash                                                    1,500,000
              Note payable due August 2007                            1,726,146

      To record the acquisition of the net assets and business of Mego Gold Corporation, for $3,500,000 payable $1,500,000 at closing and the balance payable in August 2007 including imputed interest at 7.5% compounded semi-annually.